CORGI ETF TRUST III

BY-LAWS

Dated as of December 11, 2025
These By-Laws (the "By-Laws") of Corgi ETF Trust III (the "Trust"), a Delaware statutory trust, are adopted pursuant to 12 Del. C. Section 3806 and are subject to the Trust's Agreement and Declaration of Trust, dated November 12, 2025, as amended from time to time (the "Declaration of Trust"). Capitalized terms not defined herein have the meanings given in the Declaration of Trust. If these By-Laws and the Declaration of Trust conflict, the Declaration of Trust governs.

ARTICLE I - OFFICES
Section 1. Principal Office.
The principal executive office of the Trust is 425 Bush Street, Suite 500, San Francisco, CA 94104, or such other location as the Trustees may designate by resolution.
Section 2. Delaware Registered Office and Agent.
The Trust shall maintain a registered office in the State of Delaware and a registered agent for service of process, each as may be changed by the Trustees in accordance with Delaware law.
Section 3. Other Offices.
The Trustees may establish and discontinue such other offices or places of business, within or without Delaware, as they deem necessary or advisable for the conduct of the Trust's affairs.

ARTICLE II - OFFICERS AND THEIR ELECTION
Section 1. Officers.
The officers of the Trust shall include a President (who shall be the Chief Executive Officer unless otherwise designated), a Treasurer (Chief Financial Officer), a Secretary, and a Chief Compliance Officer, together with such additional officers as the Trustees may elect or appoint from time to time. No officer need be a Shareholder.
Section 2. Election and Term.
Each officer shall be elected by the Trustees and shall serve, in each case subject to the Declaration of Trust, until a successor is elected and qualified or until earlier resignation or removal. The same individual may hold multiple offices, except that the offices of President and Secretary shall not be held by the same person.
Section 3. Resignation and Removal.
An officer may resign by delivering written notice to the President or Secretary. Any officer may be removed, with or without cause, by majority vote of the Trustees; provided that the designation, compensation and removal of the Chief Compliance Officer shall be approved by the Board, including a majority of the Trustees who are not Interested Persons, in accordance with Rule 38a-1 under the 1940 Act and the Declaration of Trust.
Section 4. Vacancies.
A vacancy in any office may be filled for the unexpired portion of the term by the Trustees.

ARTICLE III - POWERS AND DUTIES OF TRUSTEES AND OFFICERS
Section 1. Management of the Trust (General).
The business and affairs of the Trust are managed by, or under the supervision of, the Trustees, who may exercise every power conferred by law, the Declaration of Trust or these By-Laws, except where any such power is expressly reserved to the Shareholders.
Section 2. Committees of Trustees.
By majority vote, the Trustees may establish one or more committees (including an Executive Committee) composed solely of Trustees and may delegate to any such committee any authority the Trustees may lawfully delegate. Each committee shall keep minutes, report to the Trustees, and serves at the pleasure of the Trustees, who may rescind any committee action prospectively.
Section 3. Compensation.
The Trustees may set, or delegate the setting of, reasonable compensation and reimbursement of expenses for Trustees and committee members. Officer salaries are fixed by the Trustees, but the compensation of the Chief Compliance Officer ("CCO") must be approved by a majority of the Trustees who are not Interested Persons, consistent with Rule 38a-1 under the 1940 Act.
Section 4. Chair of the Trustees.
The Trustees may designate one of their number as Chair (or Co-Chairs). The Chair is a non-executive Trustee who presides at Board and Shareholder meetings and may, together with any two other Trustees, call special meetings of the Trustees. Additional duties may be prescribed by Board resolution.
Section 5. President (Chief Executive Officer).
Subject to Board oversight, the President directs the day-to-day business and policies of the Trust; may execute contracts, powers of attorney and other instruments; and may appoint or remove subordinate officers, employees or agents as deemed necessary.
Section 6. Treasurer (Chief Financial Officer).
The Treasurer is the Trust's principal financial and accounting officer, safeguards all cash, securities and other property with the authorized custodian, maintains correct books and records, furnishes financial reports to the Trustees, and performs any additional duties assigned by the Trustees or President.
Section 7. Secretary.
The Secretary records all proceedings of the Trustees, committees and Shareholders in minute books, maintains the Trust seal and corporate records, and performs any other duties assigned by the Trustees or President.
Section 8. Vice Presidents.
Each Vice President shall perform such duties as the Trustees or President assign. In the President's absence or disability, the senior available Vice President shall act as President.
Section 9. Assistant Treasurers.
Assistant Treasurers perform duties assigned by the Trustees, President or Treasurer and, in the Treasurer's absence, the senior Assistant Treasurer present shall perform the Treasurer's functions.
Section 10. Assistant Secretaries.
Assistant Secretaries perform duties assigned by the Trustees, President or Secretary and, in the Secretary's absence, the senior Assistant Secretary present shall perform the Secretary's functions.
Section 11. Subordinate Officers.
The Trustees may appoint, and may authorize one or more officers or Board committees to appoint and remove, other officers or agents with such titles, terms, authorities and duties as the Trustees determine.
Section 12. Chief Compliance Officer.
A Chief Compliance Officer shall be appointed and removed only in accordance with Rule 38a-1 under the 1940 Act. The CCO administers the Trust's compliance program and reports directly to the Trustees at such times as the Board requires.
Section 13. Bonds.
The Trustees may require any officer or agent to furnish a fidelity or surety bond for faithful performance and for safeguarding Trust property, including any bond required under the 1940 Act.
Section 14. Removal of Officers.
Any officer may be removed, with or without cause, by majority vote of the Trustees; provided that removal of the CCO must comply with Rule 38a-1 under the 1940 Act. Vacancies may be filled by the Trustees for the unexpired term.

ARTICLE IV - SHAREHOLDER MEETINGS
Section 1. Call of Meetings.
Special meetings of Shareholders of the Trust, any Series, or any Class may be called at any time by (i) the President, the Chair (or any Co-Chair) of the Trustees, or a majority of the Trustees, or (ii) written request of Shareholders entitled to cast at least one-third of all votes entitled to be cast at such meeting, in accordance with procedures adopted by the Trustees for record-date fixing, advance notice, and cost reimbursement. Annual meetings are held only when required by applicable law.
Section 2. Place of Meetings.
Meetings may be held at any place, within or without Delaware, designated by the Trustees or, failing designation, at the Trust's principal executive office. The Trustees may authorize meetings to be held solely by means of remote communication as permitted by Delaware law.
Section 3. Notice of Meetings.
Written notice stating the place, date, hour, and general nature of the business shall be given to each Shareholder of record entitled to vote not fewer than 7 nor more than 150 calendar days before the meeting. If Trustees are to be elected, the notice shall identify the nominees known at the time the notice is given.
Section 4. Manner of Giving Notice; Affidavit.
Notice may be delivered by hand, mail, courier, electronic transmission or other lawful means and is deemed given when sent. An affidavit of mailing or other delivery shall be filed with the Trust's records.
Section 5. Conduct of Meetings.
The President, or in the President's absence the Chair (or a designee of the Trustees), shall preside, establish rules of order, and may recess or adjourn the meeting for any reason. The Secretary, or an Assistant Secretary, shall act as secretary of the meeting.
Section 6. Adjournment; Notice.
Any meeting, whether or not a quorum is present, may be adjourned from time to time by the presiding officer or by the vote of Shareholders holding a majority of Shares present. If the adjournment is for 90 days or less and the new time and place are announced at the meeting, no additional notice is required; otherwise, notice shall be given to each Shareholder entitled to vote.
Section 7. Voting.
The Shareholders entitled to vote are determined in accordance with the Declaration of Trust. Voting may be by voice vote, show of hands, written ballot, or any secure electronic system authorized by the Trustees. Unless a greater vote is required by the 1940 Act, the Declaration of Trust, these By-Laws, or a Board resolution, a majority of votes cast decides any matter. Abstentions and broker non-votes are counted for quorum but not as votes cast.
Section 8. Waiver of Notice.
A Shareholder may waive any notice required by law, the Declaration of Trust, or these By-Laws by a written waiver delivered to the Trust; attendance at a meeting constitutes waiver unless the Shareholder objects at the outset.
Section 9. Action Without a Meeting.
Any action that may be taken at a meeting of Shareholders may be taken without a meeting if a consent in writing or by electronic transmission is signed by the holders of the Shares having not less than the minimum number of votes that would be necessary to authorize the action at a meeting.
Section 10. Record Date.
The Trustees may fix in advance a record date, not more than 120 nor fewer than 7 calendar days before the meeting or action, to determine Shareholders entitled to notice, to vote, or to give consent. Different record dates may be set for different Series or Classes.
Section 11. Proxies.
A Shareholder may vote in person or by proxy executed in writing or by electronic transmission and dated not more than 11 months before the meeting unless a longer period is expressly provided. A proxy continues in effect until revoked in the manner specified by Delaware law.
Section 12. Inspectors of Election.
The Trustees or the presiding officer may appoint one or more inspectors to determine the number of Shares outstanding, ascertain the votes, and certify the results.
Section 13. Quorum.
Except as otherwise required by statute or the Declaration of Trust, the holders of one-third of all Shares entitled to vote, present in person or by proxy, constitute a quorum. If a quorum is not present, the meeting may be adjourned as provided in Section 6.
Section 14. Meetings by Remote Communication.
The Trustees may authorize Shareholder meetings to be held partly or solely by means of remote communication, provided the Trust implements reasonable measures to verify Shareholder identity and to give Shareholders a reasonable opportunity to participate and vote.

ARTICLE V - TRUSTEE MEETINGS
Section 1. Regular Meetings.
Regular meetings of the Trustees shall be held, without additional notice, at the dates, times and places (which may include remote-only meetings) fixed by resolution of the Trustees. Any Trustee who is absent when such resolution is adopted shall be given prompt notice of the schedule.
Section 2. Special Meetings.
Special meetings may be called at any time by the Chair (or any Co-Chair), the President, or any two Trustees. Notice stating the time, place (or remote platform) and purpose shall be given to each Trustee at least 24 hours in advance by personal delivery, telephone, electronic mail, or other electronic transmission, or three calendar days in advance if delivered by overnight courier or U.S. mail.
Section 3. Quorum.
The presence in person or by permitted remote means of a majority of the Trustees then in office constitutes a quorum for the transaction of business, unless a larger percentage is required by the Declaration of Trust or the Investment Company Act of 1940.
Section 4. Place of Meetings; Remote Participation.
Meetings may be held at the Trust's principal executive office or any other place the Trustees designate. Any meeting, regular or special, may be conducted wholly or partially by conference call, video conference or other means of remote communication that allows all participating Trustees to hear each other simultaneously. Participation by such means constitutes presence in person.
Section 5. Notice and Waiver.
A Trustee may waive any required notice before or after the meeting by written waiver, electronic transmission, or by attending the meeting without objection at its outset. The business to be transacted need not be specified in the notice or waiver, except when required by law.
Section 6. Adjournment; Notice.
A majority of Trustees present, whether or not a quorum is present, may adjourn any meeting to another time, date or place. If the adjournment is for more than 48 hours, notice of the adjourned meeting shall be given to all Trustees not present at the time of adjournment; otherwise, further notice is waived.
Section 7. Action Without a Meeting.
Any action required or permitted to be taken at a meeting may be taken without a meeting if a written consent (including electronic or facsimile signature) setting forth the action is signed by a majority of the Trustees then in office, including at least the minimum number of independent Trustees required by the Investment Company Act of 1940, and filed with the Trust's minutes. Such consent has the same force as a vote at a duly called meeting.
Section 8. Presence by Remote Communication.
Trustees participating in a meeting through permitted remote communication technology shall be deemed present in person, and the meeting shall be deemed held at the Trust's principal executive office unless otherwise stated in the minutes.
Section 9. Unanimous Meeting.
If all Trustees are present (physically or remotely) when a meeting is called to order, any business may be transacted without regard to the notice requirements of Section 2, provided that each Trustee either waives notice or is deemed to have waived notice under Section 5.
Section 10. Minutes.
The Secretary, or in the Secretary's absence an Assistant Secretary or other person designated by the presiding officer, shall record the proceedings of each Trustee meeting in the Trust's minute books, which shall be maintained at the principal executive office or such other location designated by the Trustees.

ARTICLE VI - COMMITTEES OF TRUSTEES
Section 1. Establishment and Powers.
By resolution adopted by a majority of the Trustees then in office, the Trustees may create one or more committees (including an Executive Committee) composed solely of Trustees and may delegate to any such committee any authority the Trustees may lawfully delegate, subject to the Declaration of Trust, Rule 17g-1 and Rule 38a-1 under the 1940 Act, and other applicable law. Each committee shall keep minutes of its proceedings, report regularly to the Trustees, and serves at the pleasure of the Trustees, who may enlarge, limit, or rescind any delegation at any time, prospectively.
Section 2. Proceedings and Quorum.
Unless the Trustees provide otherwise, a majority of the members of any committee constitutes a quorum, and the vote of a majority of the quorum is the act of the committee. Members may participate through any means of communication that allows all participants to hear each other simultaneously, and such participation constitutes presence in person. Each committee may adopt additional procedures consistent with these By-Laws and Delaware law. Vacancies may be filled, and alternate members appointed, by the Trustees at any time.
Section 3. Compensation.
Committee members may receive such compensation and reimbursement of expenses, if any, as the Trustees determine. Compensation of any committee member who is also the Chief Compliance Officer must comply with Rule 38a-1 under the 1940 Act.

ARTICLE VII - SHARES OF BENEFICIAL INTEREST
Section 1. Unlimited Shares; Series and Classes.
The beneficial interest in the Trust is divided into an unlimited number of transferable Shares of one or more Series or Classes, all without par value and fully paid and non-assessable. Except as the Trustees expressly provide for a particular Class, each Share of a Series represents an equal, undivided beneficial interest in that Series' net assets.
Section 2. Transfer of Shares.
A Share is transferable only upon presentation of proper transfer instructions (and any certificate, if certificates have been authorized) to the Trust or its duly appointed transfer agent, together with such evidence of authority as the Trustees may reasonably require. Until the transfer is recorded, the transferor remains the Shareholder of record for all purposes.
Section 3. Equitable Interests Not Recognized.
The Trust shall treat the registered holder of any Share as the absolute owner thereof and shall not be bound to recognize any equitable, beneficial or other claim to, or interest in, such Share by any Person other than the holder of record, except as otherwise required by law.
Section 4. Share Certificates; Book-Entry Form.
Unless the Trustees determine otherwise, Shares shall be uncertificated and maintained on the books of the Trust or its transfer agent. In lieu of a certificate, the Trust or its agent may issue a written or electronic confirmation. Any certificate the Trustees authorize shall state conspicuously that liability is limited to Trust or Series assets and shall be executed in the form prescribed by the Trustees.
Section 5. Lost, Stolen or Destroyed Certificates.
The Trustees may require any Shareholder requesting a replacement certificate to furnish an affidavit of loss and to post a bond or other security sufficient to indemnify the Trust against any loss or claim arising from the issuance of the replacement certificate.
Section 6. Regulatory Restrictions.
To protect the Trust's status under the Internal Revenue Code, the 1940 Act, or other applicable law, the Trustees may refuse to issue or transfer, or may compel the redemption of, Shares if they determine that ownership by any Person may result in adverse legal, tax or regulatory consequences to the Trust or its Shareholders.

ARTICLE VIII - OWNERSHIP OF ASSETS OF THE TRUST
The Trustees, acting for and on behalf of the Trust, shall be deemed to hold both legal and beneficial title to (i) all portfolio securities and other property of the Trust, and (ii) any income, dividends, proceeds or rights derived therefrom, whether such assets or issuers are organized under the laws of the United States or any foreign jurisdiction. No Shareholder shall have, or may assert, any direct ownership interest in any specific asset of the Trust.

ARTICLE IX - INSPECTION OF RECORDS
Section 1. Inspection by Shareholders.
The Trustees shall determine whether, to what extent, at what times, and under what conditions the Trust's books, accounts and records may be inspected by Shareholders, consistent with the 1940 Act and Delaware law. No Shareholder has an inherent right of inspection except as expressly granted by the Trustees or required by law.
Section 2. Inspection by Trustees.
Every Trustee has an absolute right at any reasonable time to inspect all books, records and documents of every kind and the physical properties of the Trust, in person or by agent, and to make copies or extracts.
Section 3. Financial Statements.
Semi-annual and annual financial statements prepared for each Series shall be kept on file at the principal executive office for at least twelve months and made available to any Shareholder upon written request, or mailed in accordance with SEC rules.

ARTICLE X - INSURANCE AND INDEMNIFICATION OF TRUSTEES, OFFICERS AND EMPLOYEES
Section 1. Permitted Insurance.
The Trust may purchase and maintain insurance on behalf of any current or former Trustee, officer, employee or agent ("Covered Person") against any liability asserted against, and incurred by, that Covered Person in such capacity, to the fullest extent permitted by the 1940 Act, the Delaware Statutory Trust Act and other applicable law.
Section 2. Prohibited Coverage.
No policy shall insure any Covered Person against liability to the Trust or its Shareholders arising from willful misfeasance, bad faith, gross negligence, or reckless disregard of duties involved in the conduct of such Covered Person's office ("Disabling Conduct").
Section 3. Indemnification.
To the maximum extent permitted by Article IX of the Declaration of Trust, the Trust shall indemnify and hold harmless each Covered Person against all losses, claims, damages or expenses reasonably incurred, except to the extent resulting from that person's Disabling Conduct. The Trustees may enter into separate indemnification agreements consistent with this Section.
Section 4. Advancement of Expenses.
The Trust shall advance reasonable expenses of defense to any Covered Person entitled to indemnification upon receipt of an undertaking to repay such amounts if ultimately found not entitled to indemnification.

ARTICLE XI - SEAL
Section 1. Adoption and Use.
The Trustees may adopt a seal of the Trust in such form and with such inscription as they determine. Unless the Trustees require otherwise, the seal need not be affixed to, and its absence shall not affect the validity of, any document executed on behalf of the Trust.
Section 2. Authority to Affix.
Any Trustee, officer or authorized agent may affix the seal to any instrument executed in the name of the Trust.

ARTICLE XII - FISCAL YEAR
The fiscal year of the Trust and of each Series or Class shall be fixed, and may be changed, by resolution of the Trustees or by such officer as the Trustees delegate.

ARTICLE XIII - AMENDMENTS
Except as otherwise required by the Declaration of Trust or applicable law, these By-Laws may be amended, restated, supplemented or repealed only by majority vote of the Trustees then in office; Shareholder approval is not required. No amendment may limit retroactively the rights to indemnification or insurance provided in the Declaration of Trust or these By-Laws with respect to acts or omissions occurring prior to the amendment.

ARTICLE XIV - NOTICES
Section 1. Form and Delivery.
Notices to Shareholders or Trustees may be given personally, by mail, courier, overnight delivery, telephone, electronic mail, facsimile, or any other means permitted by Delaware law. Mailed notice is deemed given when deposited with postage prepaid; electronic notice when transmitted to the address supplied to the Trust. Electronic transmissions that satisfy the Delaware Uniform Electronic Transactions Act (or any successor statute) are deemed written notices for all purposes of these By-Laws and the Declaration of Trust.
Section 2. Waiver of Notice.
A Shareholder or Trustee may waive any notice before or after the date and time stated in it by a written or electronic waiver filed with the Trust's records. Attendance at a meeting, without timely objection, constitutes a waiver of notice.

ARTICLE XV - HEADINGS
Section headings appear solely for organizational ease and have no bearing on the construction or effect of these By-Laws.

ARTICLE XVI - GENERAL PROVISIONS
Section 1. Checks, Drafts and Other Instruments.
All checks, drafts, payment orders, notes and other evidences of indebtedness issued in the name of the Trust or any Series shall be signed or endorsed by the Treasurer or such other officer, agent or depository as the Trustees may authorize by resolution.
Section 2. Contracts and Commitments.
Except as the Trustees may otherwise direct, the President, any Vice President, the Treasurer or any person authorized by them may enter into any contract or execute any instrument in the name of and on behalf of the Trust or any Series, and such authority may be general or confined to specific instances. No person shall bind the Trust except as authorized in this Section or by Board resolution.
Section 3. Electronic Writings and Signatures.
To the fullest extent permitted by applicable law, (a) any requirement in these By-Laws that a document be "written" or "in writing" is satisfied by an electronic record in a form acceptable to the Trustees, and (b) an "electronic signature" in a form acceptable to the Trustees satisfies any requirement that a writing be "signed."
Section 4. Severability.
If any provision of these By-Laws is held invalid or unenforceable in any jurisdiction, that outcome will not impair the remainder of the document, nor affect the validity of that provision in other jurisdictions. Should the Trustees, after consulting counsel, conclude that a provision conflicts with applicable law, that clause will be treated as if it never formed part of these By-Laws, without invalidating prior actions duly taken.

END OF BY-LAWS
Approved by the Board of Trustees of the Trust on December 11, 2025, effective December 11, 2025.